Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Keryx Biopharmaceuticals, Inc.:

We consent to the incorporation by reference of our report dated March 25, 2010, with respect to the consolidated balance sheet of Keryx Biopharmaceuticals, Inc. and subsidiaries (the “Company”), as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2009 in the Registration Statement on Form S-8 filed by the Company on March 25, 2010.

/S/ UHY LLP
New York, New York
March 25, 2010